Exhibit 23


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Tompkins Financial Corporation:


We consent to the incorporation by reference in the Registration Statement Nos. 333-00146, 333-60871, 333-60873, 333-75822 and 333-108002 on Form S-8 and
333-86864, 333-120686, 333-40534, and 333-145750 on Form S-3 of Tompkins
Financial Corporation of our reports dated March 10, 2008, with respect to the consolidated statements of condition of Tompkins Financial Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Tompkins Financial Corporation.


/s/ KPMG LLP

March 17, 2008
Syracuse, New York